U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1       Name and Address of Reporting Person:
        Richard L. Shanaman, 2714 East 6200 South, Salt Lake City, Utah 84120

2       Issuer Name and Ticker or Trading Symbol:
        ZEVEX International, Inc.              ZVXI

3       IRS or Social Security Number of Reporting Person (Voluntary):

4       Statement for Month/Year:              2/18/2003

5       If Amendment, Date of Original (Month/Year):                    n/a

6       Relationship of Reporting Person to Issuer (Check all applicable):
        (X) Director   ( ) Officer (give title below) (  ) 10% Owner
        ( ) Other (specify below)
        Title: Director

7       Individual or Joint/Group Filing (Check applicable line):
        (X) Form Filed By One Reporting Person
        (  ) Form Filed By On More Than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Security:          Common Stock
2       Transaction Date (Month/Day/Year):                 2/18/2003
3       Transaction Code:           P
4       Securities Acquired (A) or Disposed of (D):A 500 Shares at $2.15 share
5       Amount of Securities Beneficially Owned at End of Month:           500
6       Ownership Form: Direct (D) or Indirect ( I ):                   D
7       Nature of Indirect Beneficial Ownership:           n/a

Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
1       Title of Derivative Security:                                   n/a
2       Conversion or Exercise Price of Derivative Security:
3       Transaction Date (Month/Day/Year):
4       Transaction Code:
5       Number of Derivative Securities Acquired (A) or Disposed of (D):
6       Date Exercisable and Expiration Date (Month/Day/Year):
7       Title and Amount of Underlying Securities:
8       Price of Derivative Securities:
9       Number of Derivative Securities Beneficially Owned at End of Month:
10      Ownership Form of Derivative: Direct (D) or Indirect ( I ):
11      Nature of Indirect Beneficial Ownership:


Signature of Reporting Person: /S/Richard L. Shanaman
Date:      2/18/2003